Microsoft Word 10.0.4219;Institutional Emerging Markets Equity Fund Prospectus dated March 1, 2004

The Location of Company description in the fund's prospectus has been revised to sate:

Location of Company
In determining the location of a company, the fund will generally rely on the designations set forth in the Morgan Stanley Classification Index.